Exhibit 8.1

Subsidiaries of Navios Maritime Partners L.P.

Navios Maritime Operating L.L.C., a Marshall Islands limited liability company

Alegria Shipping Corporation, a Marshall Islands corporation

Felicity Shipping Corporation, a Marshall Islands corporation

Galaxy Shipping Corporation, a Marshall Islands corporation

Gemini Shipping Corporation, a Marshall Islands corporation

Libra Shipping Enterprises Corporation, a Marshall Islands corporation

Aldebaran Shipping Corporation, a Marshall Islands corporation

Prosperity Shipping Corporation, a Marshall Islands corporation

Fantastiks Shipping Corporation, a Marshall Islands corporation

Nostos ShipManagement Corp., a Marshall Islands corporation